Exhibit 4.6.2

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Amendment and Supplement no. 1 to Indenture of March 7, 2012

Entered into and executed in Tel Aviv, on March 7, 2012

Between
Cellcom Israel Ltd.
of 10 HaGavish St., Netanya
Telephone: 052-9989595
Fax: 098607986
(The “Company”)
of the First Part;
And:
Strauss Lazar Trust Company (1992) Ltd.
of 17 Yitzchak Sade St., Tel Aviv
Telephone: 03-6237777
Fax: 03-5613824
(The “Trustee”)
of the Second Part;

Whereas
An Indenture was entered into between the parties with respect to Series F Debentures, Series G Debentures and debentures of other series (if and insofar as it is determined in their first offering report that the provisions hereof shall apply thereto), which adopted all of the provisions of the indenture that was entered into between the Company and Hermetic Trust (1975) Ltd. on July 14, 2011 (the “Indenture” and the “First Indenture”, respectively); and

Whereas
The Company published a shelf prospectus dated July 18, 2011, under which it may issue in the future, inter alia, any of the Series F to O Series Debentures and of Series 1 to 6 Debentures, in the manner described in the prospectus as aforesaid and in the Indenture (the “Prospectus” or the “Shelf Prospectus”); and

Whereas
The parties wish to amend existing provisions and add further provisions to the provisions of the Indenture in the manner specified herein and to fill out the details of the Series F Debentures and the Series G Debentures as well as the details of the debentures of other series (if and insofar as it is determined in the first offering report of the debentures of the other series as aforesaid that the provisions hereof shall apply thereto) with the concrete terms, following the first offering of the Debentures, which shall be offered pursuant to the Shelf Prospectus by virtue of the Shelf Offering Report and as shall be specified in the Shelf Offering Report (the “Debentures” and the “Offering Report” or the “Shelf Offering Report”, as the case may be); and

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Whereas
The parties wish to determine that the Series F Debentures and the Series G Debentures as well as the debentures of other series (if and insofar as it is determined in the first offering report of the debentures of the other series as aforesaid that the provisions hereof shall apply thereto) which shall be issued by the Company, if and insofar issued, shall be listed for trade in the Tel Aviv Stock Exchange Ltd. (“TASE”); and

Whereas	The parties wish that this Amendment and Supplement shall constitute an integral part of the Indenture with respect to the Debentures;

Now therefore it has been agreed, declared and stipulated between the parties as follows:

1.	Interpretation and Definitions

1.1.	The preamble hereto constitutes an integral part hereof.

1.2.	The division hereof into sections as well as the provision of headings to sections, were done for purposes of convenience and as reference only, and may not be used for interpretation.

1.3.	The terms herein which were defined in the Indenture shall have the meaning ascribed thereto in the Indenture, unless explicitly stated otherwise.

2.	Term of the Indenture

2.1.
With respect to the Series F Debentures, the Series G Debentures and with respect to the debentures of other series (if and insofar as it is determined in the first offering report of the debentures of the other series as aforesaid that the provisions hereof shall apply thereto), the Indenture, with its annexes, shall continue to apply to the parties, and the provisions of the Indenture shall continue to bind the parties verbatim, unless and only insofar explicitly modified herein.

2.2.
If it is not determined in the Offering Report of the debentures of the other series as aforesaid that the provisions hereof shall apply thereto, the provisions of the Indenture shall apply and this Amendment and Supplement shall have no effect with respect thereto. For the avoidance of doubt, the provisions hereof shall not apply to debentures of other series issued by the Company prior to the date hereof.

3.	Amendment of Section 3 of the Indenture: Expansion of existing series and issuance and allocation of Debentures and additional securities

In Section 3, Section 3.4 shall be added to the Indenture as follows:

“Notwithstanding Section 3.1 of the Indenture above, an additional issuance of additional debentures by way of a series expansion shall be performed subject to the condition that the additional issuance of the debentures as aforesaid in itself (and no other cause or circumstance that existed prior to such issuance)

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does not harm the rating of the that series of debentures as being prior to the additional issuance of the such debentures. For this purpose, harm to rating shall be deemed as a downgrade from the rating of the debentures prior to such expansion to the rating of +A (or an equivalent rating) or lower. In any case of additional issuance as aforesaid, the Company shall notify the Trustee in wiring, prior to the performance of the additional issuance as aforesaid, whether an additional issuance as aforesaid complies (or does not comply, as the case may be) with the aforesaid condition. To the notice to the Trustee the Company shall attach the rating agency’s notice. The Trustee shall rely on the rating agency’s notice and shall not require an additional examination. It is clarified that the Company’s undertaking as provided in this subsection shall only apply to additional issuances of Debentures by way of series expansion and not to the issuance of other series of debentures that exist in circulation at that time by way of series expansion or to the issuance of other new securities, whether or not rated”.

4.	Adding Section 5.1 of the Indenture – Additional Undertakings

Section 5 of the Indenture shall be followed by Sections 5.1 and 5.2 of the Indenture as follows:

“5.1           Additional Undertakings

The following undertakings of the Company shall apply:

(a)	Negative Pledge Covenant

Notwithstanding Section 5 of the Indenture, the Company undertakes that for as long as the Series F Debentures, the Series G Debentures, insofar as issued (as well as debentures of other series, if and insofar as it is determined in the first offering report of the debentures of the other series as aforesaid that the provisions hereof shall apply thereto) (in this Section 5.1, the “Debentures of the Relevant Series”), were not paid-up in full, the Company shall not create and shall not agree to create in favor of any third party any pledges of any rank on its assets for securing any debt or obligation, unless it applies to the Trustee in writing prior to the creation of the pledge and notified it thereof, and: (1) the consent of the Debenture Holders is obtained in advance, by a special resolution, permitting the Company to create the pledge in favor of the third party; or, alternatively – (2) the Company creates in favor of the Debenture Holders, simultaneously with the creation of the pledge in favor of the third party, a pledge of the same kind, on the same asset and equally ranking, for securing the full debt vis-à-vis the Holders, and that this pledge shall remain in force for as long as the Debentures of the Relevant Series were not paid-up in full. The Company shall deliver to the Trustee an original attorney’s certification whereby the pledge that the Company intends to create in favor of the holders of the Debentures of the Relevant Series complies with the aforesaid condition. The Company’s undertaking

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as specified in this subsection above shall be referred to as the “Negative Pledge Covenant”.

Notwithstanding the aforesaid, it is clarified that a Negative Pledge Covenant shall not apply to any of any following actions and pledges:

(1)
The creation of a fixed pledge on assets that shall be purchased by the Company in the future (the “Aforesaid Assets”), if the obligations, for the securing of which these pledges were given, were created for the purchase of the Aforesaid Assets and/or for securing loans or credit that were received thereby for the payment of loans or credit received for the purchase of the Aforesaid Assets, provided that no pledges shall be created thereby on further assets beyond the Aforesaid Assets.

(2)	The creation of a fixed pledge on those parts of the Company’s assets that shall be expanded, for securing loans or credit received for the expansion of those parts.

(3)	A pledge on assets or rights that were (or shall be) purchased while being pledge prior to the purchase thereof.

(4)
Setoff rights, liens, collateral granted in the framework of transactions in financial assets (derivatives and so forth), which are granted to banks or financial institutions in the regular course of business therewith, as well as transfers to hedge exposure which are regulated in the Financial Assets Agreements Law, 5766-2006.

(5)	A symbolic pledge (such as the pledge of a deposit in a symbolic sum for securing debentures).

(6)	A pledge or lien created by law.

(7)
A pledge on assets which were sold by the Company, the full proceeds for which having been paid prior to the date of creating the pledge, but the registration of the change of ownership thereof in the purchaser’s name has not yet been completed.

In the framework of the annual reporting that shall be submitted to the Trustee as specified in Section 29.3 of the Indenture, the Company shall declare its compliance with this undertaking, such declaration being signed by a senior financial officer of the Company, specifying relevant explanations (if necessary), and shall attach thereto an updated pledge printout of the Company. The Trustee shall rely on the Company’s confirmation and shall not be required to perform a further examination.

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Whenever the Company creates in favor of the Holders a pledge as stated in subsection (2) at the beginning of this Section 5.1(a) above, the perfection of which pledge requires registration in the Pledge Registry kept by the Registrar of Companies, the pledge shall be deemed to be lawfully registered only after the Company submitted to the Trustee all of the following documents:

(1)
A pledge document, pursuant to which the pledge was registered in the Trustee’s favor, bearing an original signature of the Company and an original “received” stamp of the Registrar of Companies’ office, and dated no later than twenty one (21) days after the execution date of the pledge document;

(2)
Notice of Mortgage and Pledge Details (Form 10), bearing an original “received” stamp of the Registrar of Companies’ office and dated no later than twenty one (21) days after the creation of the notice;

(3)	An original pledge registration certificate from the Registrar of Companies;

(4)	A pledge printout from the Registrar of Companies, pursuant to which the aforesaid pledge was registered;

(5)
An affidavit of a senior officer of the Company whereby the pledge does not contradict or is not contrary to the Company’s obligations towards third parties, in a language that shall be acceptable to the Trustee at its reasonable discretion;

(6)
A legal opinion of an attorney on the Company’s behalf, inter alia, with respect to the nature of the rights of the pledging entity in the pledged asset, the manner of registering the pledge, its term, creditor ranking, legality and exercisability and enforceability against the pledging entity under the law applicable in Israel, in a language that shall be acceptable to the Trustee at its reasonable discretion;

It shall be clarified that the Company’s undertakings specified in this Section 5.1 shall apply to the Series F and G Debentures only (separately), if and insofar as issued. However, the Company may notify in the shelf offering report, in the framework of which other series are offered, that all or part of the undertakings specified in this section above shall apply to that series, as shall be specified in the relevant shelf offering report.

5.2	Limitations on the Performance of Distribution (as defined in the Companies Law)

Notwithstanding the provisions of Section 32 of the Indenture, the Company undertakes that as long as the Series F Debentures, the Series G Debentures, insofar as issued (as well as debentures of other series,

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if and insofar as it is determined in their first offering report that the provisions hereof shall apply thereto), were not paid-up in full, the Company shall not be authorized to perform a distribution (as this term is defined in the Companies Law), including a distribution of dividend, to its shareholders in a sum exceeding 95% of the total sum of the Company’s profits as defined in Section 302 of the Companies Law of the Company (the “Maximum Distribution Rate”) on the date of the board of directors’ resolution on such distribution. Notwithstanding the aforesaid, if the Debt to EBITDA Ratio (as this term is defined in Section 8.1.16 of the Indenture) exceeds 3.5, the Maximum Distribution Rate shall stand at 85% of the total sum of the Company’s profits as defined in Section 302 of the Companies Law and if the Debt to EBITDA Ratio (as this term is defined in Section 8.1.16 of the Indenture) exceeds 4, the Maximum Distribution Rate shall stand at 70% of the total sum of the Company’s profits as defined in Section 302 of the Companies Law.

It is clarified that as of the date of execution hereof, except for the aforesaid undertaking, no limitation applies to the Company with respect to the performance of a distribution (as defined in Section 302 of the Companies Law) except as follows: (1) limitations that apply to the Company pursuant to the Companies Law with respect to the performance of a distribution; (2) limitations that arise from the Company’s license to provide cellular communication services as specified in the Company’s annual statement for 2010, which was filed on form F-20 (filed with the Securities Authority on March 15, 2011 (Ref. no. 2011-02-080886)) under Item 8 – Dividend Policy. It shall be clarified that the aforesaid limitations apply to the Company in connection with the performance of a distribution as of the date of execution hereof. In this context, it shall be noted that the scope of the limitations that apply to the Company as aforesaid, including the aforesaid limitations, may be adjusted and/or modified from time to time and the Company does not undertake to update the Debenture Holders and/or the Trustee specifically of such adjustment and/or modification. It shall be further clarified that the aforesaid description of the limitations does not create in any way an obligation of the Company vis-à-vis the Debenture Holders.

5.	Amendment of Section 6 of the Indenture - Purchase of Debentures by the Company and/or a subsidiary of the Company and/or a corporation controlled by the Company

In the second paragraph, the words “a subsidiary of the Company and/or a corporation controlled by the Company” shall be followed by the words: “as well as controlling shareholders of the Company and companies controlled by them”.

6.	Amendment of Section 7 of the Indenture - Early Redemption

The Company may, at its sole discretion, subject the Series F Debentures, the Series G Debentures, insofar as issued (as well as debentures of other series, if

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and insofar as it is determined in their first offering report that the provisions hereof shall apply thereto) to early redemption, pursuant to the provisions of Section 7.2 of the Indenture.

In Section 7.2[a] of the Indenture, the sentence ending with the words “of the Relevant Series.” shall be followed by the sentence: “with respect to the Series F Debentures, the Series G Debentures, insofar as issued (as well as debentures of other series, if and insofar as it is determined in their first offering report that this provision shall apply thereto) the minimal amount of each early redemption shall not be lower than NIS 100 million par value of the Series F Debentures or the Series G Debentures or debentures of other series, if and insofar as it is determined in their first offering report that this provision shall apply thereto”.

In Section 7.2[c](3) of the Indenture, the words “plus interest which will be determined in the Initial Offering Report” shall be followed by “notwithstanding the aforesaid, with respect to the Series F Debentures, the Series G Debentures, insofar as issued (as well as debentures of other series, if and insofar as it is determined in their first offering report that these provisions shall apply thereto), plus interest at an annual rate of 1%, calculated on a daily basis based on a 365-day year”.

7.	Amendment of Section 8 of the Indenture - Acceleration

7.1.	In Section 8.1.1 of the Indenture, the words “forty five (45)” shall be replaced by “twenty one (21)”.

7.2.	In Sections 8.1.2 to 8.1.4 of the Indenture, the words “ninety (90) Business Days” shall be replaced by “forty five (45) or thirty (30) Business Days, according to the later”.

7.3.
In addition to the provisions of Section 7.2 above, the following changes shall be made in Section 8.1.2 of the Indenture: (1) the words “temporary liquidator” shall be followed by the words “or a permanent liquidator”; (2) the words “by a court” shall be followed by the words “or a temporary or permanent dissolution order had been issued”; (3) the words in brackets, “except for dissolution for reasons of merger”, shall be followed by the words “as defined below”; (4) at the end of the paragraph the following definition shall be added: “In this matter – “merger” shall mean a merger that was performed after obtaining a prior approval of the Debenture Holders of the Relevant Series, unless the Company or the surviving company, as the case may be, declared vis-à-vis the Debenture Holders of the Relevant Series, including via the Trustee, at least ten (10) Business Days prior to the merger date that there is no reasonable concern that following the aforesaid merger the Company or the surviving company, as the case may be, shall be unable to perform its undertakings vis-à-vis the Debenture Holders of the Relevant Series, or in case of a merger between companies from the Cellcom Group, as this term is defined in Section 8.1.9 of the Indenture, including the Company, in which case the declaration as

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aforesaid or a prior approval of the Debenture Holders as aforesaid shall not be required”.

7.4.
In addition to the provisions of Section 7.2 above, Sections 8.1.3 and 8.1.4 of the Indenture shall be modified as follows: the latter part starting with the words “and such” and ending with the words “the Debentures of the Relevant Series” shall be deleted.

7.5.	Section 8.1.7 of the Indenture shall be followed by Sections 8.1.8 to 8.1.20 of the Indenture as follows:

“8.1.8
If a third party who is a lender of the Company (except for a supplier of the Company) accelerated debts of the Company thereto and the acceleration demand was not removed or stayed within 35 days after the acceleration date and/or the Company did not pay such debts within 35 days of their acceleration. The aforesaid in this subsection shall not apply if the total cumulative sum of the debts with respect to which the right for acceleration was created and exercised does not exceed NIS 150 million.

For this matter, it shall be clarified that non-recourse loans shall not be deemed for this matter as Company’s debts as aforesaid in this section.

8.1.9
If Cellcom Group ceased from operating in the cellular communication area and/or ceased from holding a license for grating cellular communication services for a period exceeding 60 (sixty) days. For this matter – “Cellcom Group” shall mean the Company and companies held thereby.

8.1.10
If trade in Debentures of the Relevant Series on TASE was suspended by TASE pursuant to the provisions of the Fourth Part of the TASE rules, except for suspension on grounds of the emergence of unclarity as provided in the Fourth Part of TASE rules, and forty five (45) days have passed since the date of suspension, during which the grounds for the suspension of trade were not cured or removed.

8.1.11	If the Company performs a distribution (as defined in the Companies Law) and such distribution exceeds the Maximum Distribution Rate.

8.1.12
With respect to the Series F Debentures and the Series G Debentures, as the case may be, if, for a period of 60 consecutive days, the Series F Debentures or the Series G Debentures, as the case may be, are not be rated by any rating agency. This section shall apply  to Debentures of other series, insofar as their first offering report shall include a provision to this effect, subject to the provisions of Section 5A4 of the Terms and Conditions Overleaf.

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For this matter only: a “rating agency” shall mean any Israeli rating agency or any of the international rating agencies S&P or Moody’s, provided that there is at least one active rating agency in Israel at that time.

8.1.13
A motion was filed for a stay-of-proceedings order for the Company or such order was granted or the Company filed a motion to make a composition with its creditors pursuant to Section 350 of the Companies Law, provided that such composition undermines or is likely to undermine the Company’s solvency with respect to the Debentures, except for a case in which the motion or composition as aforesaid were filed for the purpose of merger (as this term is defined in Section 8.1.2 of the Indenture) and/or a change in the Company’s structure.

8.1.14
If a Sale to Another of most of the Company’s assets as defined below was performed and the Trustee’s prior written consent to such sale shall not have been received, which consent shall be given after obtaining the consent of the Debenture Holders; except for a sale whose proceeds served or are expected to serve the Company (according to its notice) for the purchase of another asset or assets with characteristics matching the Company’s business segments, as being on the date of such sale.

For this matter, a “Sale to Another” shall mean a sale to any third party (including controlling shareholders of the Company and/or to corporation controlled by them), but except for corporations from the Cellcom Group (as this term is defined in Section 8.1.9 above), provided that in case of a sale to corporations from the Cellcom Group (as this term is defined in Section 8.1.9 above), the Company declared vis-à-vis the Debenture Holders of the Relevant Series, including via the Trustee, at least ten (10) Business Days prior to the date of the sale, that there is no reasonable concern that due to such sale the Company shall be unable to perform its undertakings vis-à-vis the Debenture Holders of the Relevant Series.

8.1.15
In case that the Company does not publish financial statements by the expiration of 60 days after the date set for this purpose pursuant to the provisions of the law applicable thereto (and if the Company obtained an extension from a competent authority – within 60 days after the end of such extension period).

8.1.16	If the net debt to EBITDA ratio, net of non-recurring effects (the “Debt to EBITDA Ratio”) exceeds 5.

For this matter: “net debt” shall mean credit from banking and other corporations as well as loans from banking and other corporations as well as obligations due to Debentures, net of

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cash and cash equivalents and current investments in negotiable securities; and “EBITDA” shall mean with respect to the 12-month period preceding the date of the Company’s last financial statements – earnings before depreciation and amortization, other net expenses/income, net financing expenses/income and taxes. Within three (3) Business Days from the date of publication of the Company’s financial statements, the Company shall submit to the Trustee a certification signed by a senior financial officer of the Company, in which shall be stated the ratio of net debt to EBITDA, based on the financial statements as aforesaid. The Trustee shall rely on the Company’s certification and shall not be required to perform an additional examination in this matter.

8.1.17	If the Company does not comply with a Debt to EBITDA Ratio (as this term is defined in Section 8.1.16 of the Indenture) that does not exceed 4.5, for the period of four consecutive quarters.

8.1.18
With respect to Debentures of the Relevant Series, if a merger was performed without obtaining a prior approval of the Debenture Holders of the Relevant Series, unless the Company or the surviving company, as the case may be, declared vis-à-vis the Debenture Holders of the Relevant Series, including via the Trustee, at least ten (10) Business Days prior to the merger date that there is no reasonable concern that following the aforesaid merger the Company or the surviving company, as the case may be, shall be unable to perform its undertakings vis-à-vis the Debenture Holders of the Relevant Series.

For the purpose of this Section 8.1.18: “merger” shall not include a merger between companies from the Cellcom Group, as this term is defined in Section 8.1.9 of the Indenture, including the Company, in which case the declaration of the Company or the surviving company as aforesaid or a prior approval of the Debenture Holders as aforesaid shall not be required.

8.1.19
If the Company breached its undertakings not to create pledges as set forth in Section 5.1(a) of the Indenture and did not cancel the pledges having been registered incidentally to such breach within 45 days after receiving a warning thereof from the Trustee.

8.1.20
Upon the occurrence of any other event which causes or is expected to cause a material deterioration in the Company’s businesses, so as to create a substantial concern of material harm to the Debenture Holders’ rights.

For this matter: an event which resulted or is expected to result in the Ratio of the Debt to EBITDA increasing to a rate which is lower than 5 shall not be deemed as a material deterioration”.

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Section 8.1.7 shall be modified as follows: (1) the words “If the Company shall violate or not fulfill any material condition” shall be followed by the words “or representation”; (2) the words “of the same series” shall be followed by the words “and the violation was not cured within 14 days after the Trustee gave written warning thereof”.

In Section 8.2[a] of the Indenture, the words “Upon the occurrence of any of the events in Sections 8.1.1 to 8.1.6 (inclusive) of the Indenture” shall be followed by the words “as well as Sections 8.1.8 to 8.1.19 (inclusive) of the Indenture”.

In Section 8.2[b] of the Indenture, the words “Upon the occurrence of an event as specified in Section 8.1.7 above” shall be followed by the words “as well as upon the occurrence of an event as specified in Section 8.1.20 above”..

8.	Amendment of Section 16 of the Indenture - Investment of Funds

Notwithstanding Section 16 of the Indenture, the Trustee may invest the funds in bank deposits in one of the five large banks in Israel or in government debentures only and it shall not perform investments in other securities.

9.	Amendment of Section 17 of the Indenture - The Company’s Undertakings vis-à-vis the Trustee

Section 17.8 of the Indenture shall be followed by Section 17.9 of the Indenture as follows:

“17.8	To provide to the Trustee reports as specified in Section 5.1 of the Indenture”.

At the end of the last paragraph in the section, the word “law” shall be followed by a full stop and the words “and that such transfer shall not damage a legitimate interest of the Company” shall be deleted.

10.	Amendment of Section 19 of the Indenture - Other Agreements

At the end of the paragraph, the words “in its ordinary course of business” shall be followed by the words “provided that the aforesaid engagement with the Company does not prejudice the rights of the Series F Debenture Holders and of the Series G Debenture Holders”.

11.	Amendment of Section 25 of the Indenture - Waivers, Settlements and/or Modifications in the Indenture

Section 25[a][1] of the Indenture shall be modified as follows: the word “materially” after the words “the modification does not” shall be deleted.

Section 25[b][1] of the Indenture shall be modified as follows: the words “in its opinion” before the words “it does not violate” shall be deleted.

Section 25[f] of the Indenture shall be deleted.

12.	Amendment of Section 28 of the Indenture - Holders Meetings

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In Section 28 of the Indenture the following words shall be added: “Notwithstanding the provisions of the Second Schedule of the Indenture, in case that, at the Trustee’s reasonable discretion and for reasons that shall be recorded, a discussion without the presence of the Company’s representatives is required in a part of the Holders meeting, then the Company and/or anyone on its behalf shall not participate in that part of the discussion”.

13.	Amendment of Section 29 of the Indenture - Reporting to the Trustee

In Section 29.4 of the Indenture, the words “thirty (30)” shall be replaced by “ten (10)”.

Section 29.5 of the Indenture shall be followed by Sections 29.6 and 29.7 of the Indenture as follows:

“29.6	To deliver immediately to the Trustee a notice in case that the Company learns of a breach of a material provision of the provisions of the Indenture, including a material breach of such a provision.

29.7	To deliver to the Trustee a notice of new pledges on the Company’s property, with respect to pledges that the Company shall register at the Registrar of Companies and/or the Registrar of Pledges.”

14.	Amendment of Section 31 of the Indenture - Rating

The following paragraphs:

“The Company may determine in the First Offer Report of the Relevant Series that insofar as the Debentures that shall be offered pursuant to the Offer shall be rated the Company shall act (insofar as the matter shall be within its control) to arrange that as long as Debentures of the Relevant Series are listed for trade, the Debentures of the Relevant Series shall be under rating follow-up by a rating agency.

The Company does not undertake not to replace the rating agency throughout the Debentures’ life time. In case of replacing the rating agency, the Company shall publish an immediate report concerning the replacement as aforesaid.”

Shall be replaced by the following paragraphs:

“The Company undertakes to arrange that, insofar as the matter shall be within its control, the Series F Debentures and the Series G Debentures, insofar as issued (as well as debentures of other series, if and insofar as it is determined in their first offering report that the provisions of this section shall apply thereto) (in this section, the “Debentures of the Relevant Series”), shall be under rating follow-up by one rating agency at least, as long as Debentures of that series are in circulation (and without derogating from the generality of the aforesaid, in this framework, inter alia, the Company undertakes to make all of the payments and deliver the required reports to a rating agency, according to the provisions of the agreement therewith). For this matter it is clarified that the transfer of the Debentures to the watch list or any similar action which is taken by the rating agency shall not be deemed as termination of the rating.

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Without derogating from the Company’s undertaking as aforesaid, in case that the Debentures of the Relevant Series are rated by one rating agency only, and the Company of its own initiative replaces the rating agency by another (single) rating agency, the Company shall publish an immediate report specifying the reasons for replacing the rating agency, within one trading day after the occurrence of the event. It is clarified that the aforesaid does not derogate from the Company’s right to replace a rating agency at any time, at its sole discretion and as it shall deem fit. If the Debentures of the Relevant Series stop being rated (i.e. they shall not be rated by any rating agency), the Company shall immediately give the Trustee a written notice of the reasons for termination of the rating, no later than one Business Day after the date of the termination of the rating.”

15.	Addition of Section 4A of the Terms and Conditions Overleaf – Adjusting the Interest Rate as a Result of a Rating Change

Section 4 of the Terms and Conditions Overleaf shall be followed by Section 4A of the Terms and Conditions Overleaf as follows:

“4A.           Adjusting the Interest Rate as a Result of a Rating Change

With respect to Series F Debentures, Series G Debentures, if issued and if given a credit rating, the rate of the interest that these Debentures shall bear shall be adjusted due to a change in the rating of the Debentures. Insofar as Debentures of other series are issued, if and insofar as it is determined in their first offering report that the provisions of this section shall apply thereto (the “Debentures of the Additional Series”), and insofar as the Debentures of the Additional Series shall be given a credit rating, the first offering report of the Debentures of the Additional Series shall specify whether the interest rate that they bear shall be adjusted due to a change in the rating of the Debentures of the Additional Series. If the Company does not determine in the first offering report of the Debentures of the Additional Series that such adjustment is to be done, then no change shall occur in the interest rate that the Debentures of the Additional Series  shall bear as a result of a change in the rating of the Debentures of the Additional Series. The manner of adjusting the interest rate that the Debentures of the Additional Series shall bear, as aforesaid, if and insofar as it is adjusted, shall be in accordance with the mechanism described below, as specified in the first offering report of the Debentures of the Additional Series (in this section below, the Debentures of the Additional Series together with the Series F Debentures and the Series G Debentures shall be referred to as the “Debentures of the Relevant Series”, as the case may be).

4A1.
Insofar as the rating of the Debentures of the Relevant Series by a rating agency which shall be indicated in the first offering report or any other rating agency that shall replace it (in this section, the “Rating Agency”) shall be updated during any interest period, such that the rating that shall be determined for the Debentures of the Relevant Series shall be lower by two levels or more (the “Reduced Rating”) than the basic rating that shall be specified in the shelf offering report (or an equivalent rating that shall replace it as shall be determined by another Rating Agency, insofar as it shall replace the Rating Agency

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that was indicated in the shelf offering report) (the “Basic Rating”), the rate of the annual interest that the unpaid balance of the principal of the Debentures of the Relevant Series shall bear shall increase by 0.25% above the rate of the annual interest that the Debentures of the Relevant Series shall bear, or above the rate of the annual interest that shall be determined in a tender as published by the Company in an immediate report concerning the results of the issuance, as the case may be (the “Basic Interest”), for the period commencing on the date of the next interest (i.e. commencing immediately after the period during which the relevant change in the rating occurred) until a full payment of the unpaid balance of the principal of the Debentures of the Relevant Series or, alternatively, until the Reduced Rating increases back to the Basic Rating, according to the earlier (in which case the provisions of Section 4A6 below shall apply). It is clarified that no additional interest shall be received for the period from the downgrade of the rating until the end of the interest period during which the rating of the Debentures was updated and that the interest shall not be decreased back for the period from the date on which the raring increased back to the Basic Rating (or a higher rating) until the end of the interest period during which the rating of the Debentures was updated (for example, if the interest period is from March to September and in April of a certain year a change of rating occurs which entails the decrease or increase of interest according to the terms specified below, then no change (increase or decrease) shall occur in the interest until the end of September of that year, but only from the beginning of October of that year).

4A2.
The interest rate that the Debentures of the Relevant Series shall bear shall be updated also in the case of further downgrading of the rating beyond the Reduced Rating (jointly: the “Further Reduced Rating”), such that: (a) in case that the determined rating shall be one level lower than the Reduced Rating – the rate of the annual interest that the unpaid balance of the principal of the Debentures of the Relevant Series shall bear shall increase by another 0.25%, such that it shall be equal to the Basic Interest plus 0.50%; (b) in case that the determined rating shall be two levels lower than the Reduced Rating, the rate of the annual interest that the unpaid balance of the principal of the Debentures of the Relevant Series shall bear shall increase by another 0.25%, such that it shall be equal to the Basic Interest plus 0.75%; (c) in case that the determined rating shall be three or more levels lower than the Reduced Rating, the rate of the annual interest that the unpaid balance of the principal of the Debentures of the Relevant Series shall bear shall increase by another 0.25%, such that it shall be equal to the Basic Interest plus 1%.

It is clarified that in no case shall the Basic Interest be increased by more than 1% as a result of a downgrade of the rating compared to the Basic Rating.

4A3.
No later than one Business Day after receiving the notice of the Rating Agency concerning the downgrade of the Debentures of the Relevant Series to the Reduced Rating as defined in Section 1A4 above or the

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Further Reduced Rating, the Company shall publish an immediate report in which it shall specify: (a) the fact of the downgrade of the rating, the Reduced Rating (or the Further Reduced Rating) and the effective date of that rating of the Debentures of the Relevant Series (the “Rating Downgrade Date”); (b) the rate of the updated annual interest that the balance of the principal of the Debentures of the Relevant Series shall bear, for the period commencing on the next interest date (i.e. commencing immediately after the period during which the relevant change in the rating occurred); (c) the interest rate for the period which the balance of the principal of the Debentures of the Relevant Series shall bear with respect to the next periods, insofar as the terms of the Debentures of the Relevant Series shall determine that the interest for them be paid on more than one date each year.

It is clarified that in any case of change in interest as a result of change in rating as aforesaid in this section, no change shall occur in the dates of payment (principal of interest) or on the Effective Date in the Relevant Series (as defined above).

4A4.
In case of an update of the rating of the Debentures of the Relevant Series by the Rating Agency, in a manner that shall affect the rate of interest that the Debentures of the Relevant Series shall bear as aforesaid in this Section 4A, the Company shall notify the Trustee thereof within one Business Day from the date of publication of the immediate report as aforesaid.

4A5.
Insofar as the Debentures of the Relevant Series shall stop being rated for a reason dependent solely upon the Company, prior to their final payment, for a consecutive period exceeding sixty (60) days, provided that the interest rate was not increased as provided in Sections 4A1 and/or 4A2 above, it shall be determined in the first offering report of the Relevant Series of the Debentures of the Relevant Series whether the termination of the rating shall be deemed as a downgrade of the rating of the Debentures of the Relevant Series to the Reduced Rating as provided in Section 4A1 above or to another lower rating, as provided in Section 4A2 above. In this context, it shall be clarified that if it is so determined in the offering report as aforesaid, the provisions of Section 8.1.12 of the Indenture shall not apply. For this matter, and without derogating from the generality of the aforesaid, the default on payments to the Rating Agency, which the Company undertook vis-à-vis the Rating Agency to make, and the non-delivery of reasonable reports and information, which there is no legal impediment to deliver and are required by the Rating Agency in the framework of the engagement between the Company and the Rating Agency, shall be considered as reasons dependent solely upon the Company. For the avoidance of doubt, it is hereby clarified that, if the Debentures stop being rated prior to their final payment due to a reason which is not dependent upon the Company, it shall not affect the interest rate as provided in Sections 4A1 and/or 4A2 above and in any case the provisions of this Section 4A shall not apply.

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It is clarified that the replacement of the Rating Agency (if and insofar as the Company decides to replace it, as provided in Section 31 of the Indenture) shall not affect the interest rate as provided in Section 4A1 and/or 4A2 above and in any case the provisions of this Section 4A shall not apply, provided that the rating given by the new Rating Agency is an equivalent rating to the rating of the current Rating Agency on the replacement date.

4A6.
It shall be clarified that if, after the downgrade of the rating in a manner affecting the rate of interest that the Debentures of the Relevant Series bear as aforesaid, the Rating Agency upgrades the rating of the Debentures of the Relevant Series to a higher rating that the Reduced Rating (and respectively to a higher rating than the Further Reduced Rating) (the “High Rating”), the rate of the annual interest paid by the Company to the Debenture Holders of the Relevant Series shall decrease by an annual rate of 0.25% for each level as specified in Section 4A2 above until the rating above the Reduced Rating, in which case the rate of the annual interest, which the unpaid balance of the principal of the Debentures of the Relevant Series shall bear, shall be the Basic Interest rate with no additions, for the period commencing on the beginning of the next interest period (i.e. which commences immediately after the period during which the relevant change in the rating occurred) until the full payment of the unpaid balance of the principal of the Debentures of the Relevant Series or until the change in the rating of the aforesaid Debentures pursuant to the provisions of this Section 4A. In such case, the Company shall act in accordance with the provisions of Sections 4A2 to 4A4 above, mutatis mutandis.

4A7.
For the avoidance of doubt, it is clarified that a change in the rating horizon of the Debentures of the Relevant Series shall not entail a change in the interest that the Debentures shall bear as aforesaid in this section.

In addition, notwithstanding the provisions of this Section 4A, the downgrade of the rating of the Debentures of the Relevant Series, which is done as part of updating the rating of all of the companies in Israel which engage in one or more of the Company’s business segments, as a result of changing the Rating Agency’s methodology only, shall not entail a change in the rate of interest that the Debentures of the Relevant Series shall bear.

4A8.
The Company undertook, in Section 31 of the Indenture, to arrange that, insofar as the matter shall be within its control, the Debentures of the Relevant Series shall be under rating follow-up by at least one Rating Agency, as long as Debentures of that series are in circulation (and without derogating from the generality of the aforesaid, in this framework, inter alia, the Company undertakes to make all of the payment and to submit all of the reports required for the Rating Agency, according to the provisions of the agreement therewith).

16.	General Terms

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This Amendment and Supplement shall take effect subject to the issuance of the Series F Debentures, the Series G Debentures and, with respect to Debentures of other series, subject to the issuance of Debentures of other series as aforesaid (if and insofar as it is determined in the first offering report of the Debentures of the other series as aforesaid that the provisions hereof shall apply thereto), and they shall apply with respect to the relevant series as aforesaid immediately after the issuance thereof. No change shall occur in the remaining terms of the original Indenture and the schedules thereto with respect to the Series F Debentures, the Series G Debentures and with respect to other series as aforesaid.

17.	Applicable Law and Jurisdiction

The law that governs the Indenture with its annexes and the Debentures is the Israeli law. The courts in the city of Tel Aviv Jaffa shall have a unique and exclusive jurisdiction in any conflict regarding the Indenture and the Debentures.

18.	Authorization for MAGNA Reporting

By signing these Amendment and Supplement, the Trustee authorizes the Company’s authorized electronic signatories, as being, to report in its name in MAGNA of its engagement herein and its execution hereof, insofar as it is required by law.

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In witness whereof the parties have hereunto set their hands:

Cellcom Israel Ltd.	Strauss Lazar Trust Company (1992) Ltd

Signed by: Yaacob Heen CFO	Signed by: Uri Lazar

Attorney’s Certification

I, the undersigned, Adv. Liat Menahemi Stadler, hereby certify that this Indenture was signed lawfully by the authorized signatories of Cellcom Israel Ltd., Mr. Yaacob Heen.

Liat Menahemi Stadler, Adv.